                               ICHOR CORPORATION
                      c/o Suite 1250, 400 Burrard Street
                         Vancouver, British Columbia
                                     V6C 3A6


October 17, 1998


The Shareholders of Nazca Holdings Ltd.
c/o  Maarten Reidel
Dresden Papier AG
Piraner Strasse 31-33
Heidenau D-01809
Germany

Dear Sirs:

We understand that the shareholders listed in Schedule A hereto (the "Vendors") are the legal and beneficial owners of all of the issued and outstanding shares of common stock in the capital of Nazca Holdings Ltd. (the "Corporation"), a corporation incorporated under the laws of The Bahamas.

All monetary amounts referred to herein are in lawful currency of the United States of America, unless otherwise expressly stated.


1.    PURCHASE OF THE CORPORATION

1.1. Subject to the terms and conditions hereof, Ichor Corporation (the "Purchaser") hereby offers to purchase from the Vendors and, by their acceptance hereof, the Vendors agree to sell to the Purchaser all of the issued and outstanding shares of common stock in the capital of the Corporation (the "Purchased Securities") in exchange for the Residual Payments and in consideration of the covenants and agreements set out herein.


2.    COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE VENDORS

2.1. The Vendors, by their acceptance hereof, jointly and severally covenant, represent and warrant as follows and acknowledge and confirm that the Purchaser is relying upon such covenants, representations and warranties in connection with the purchase by the Purchaser of the Purchased Securities:

(a) all the Purchased Securities are now, and at the Time of Closing (as defined herein) will be, owned by the Vendors as the sole legal and beneficial owners of record with good and marketable title thereto, free and clear of any mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances or demands whatsoever, and the Purchased Securities are issued and outstanding as fully paid and non-assessable;

(b) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Vendors of any of the Purchased Securities or any interest therein or right thereto, except the Purchaser pursuant hereto;

(c) the Vendors have all necessary power and authority to execute and deliver the agreement resulting from their acceptance hereof (the "Agreement"), to sell the Purchased Securities to the Purchaser and to perform their obligations hereunder;

(d) none of the Vendors act as nominee, agent, trustee, executor, administrator or other legal representative on behalf of any other person, firm or corporation in respect of the Purchased Securities;

(e) this Agreement has been duly executed and delivered by and on behalf of the Vendors and constitutes legal, valid and binding obligations of the Vendors enforceable against the Vendors in accordance with its terms;

(f) the authorized and issued capital of the Corporation is as set out in Schedule "B" attached hereto;

(g) other than the Purchased Securities, there are no other shares, options, warrants or securities of the Corporation issued or issuable;

(h) the Purchased Securities are now, and at all times up to and including the Time of Closing will continue to be, registered in the name of the Vendors on the applicable securities registers of the Corporation;

(i) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not conflict with, result in a default under, or accelerate or permit the acceleration of the performance required by any agreement or instrument to which the Vendors or the Corporation is a party, any applicable law, rule or regulation, or any of the provisions of the constituting documents or by-laws of the Corporation;

(j) the Corporation is a corporation duly incorporated, organized and subsisting under the laws of the Bahamas and has, on a timely basis, duly filed or delivered all reports, filings, federal, state and local tax returns and other material required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law;

(k) Nazca S.A. is a corporation duly incorporated, organized and subsisting under the laws of Chile and has, on a timely basis, duly filed or delivered all reports, filings, federal, state and local tax returns and other material required to be filed with or delivered to any regulatory authority having jurisdiction under applicable law;

(l) the balance sheets of the Corporation as at December 31, 1997 and the statements of operations, accumulated deficit and cash flows for the years then ended (the "Financial Statements"), have been prepared in accordance with United States generally accepted accounting principles ("GAAP") on a basis consistent with previous years and present fairly, the assets, liabilities and financial condition of the Corporation as at such dates and the sales, income and results of operations of the Corporation and its subsidiaries on a consolidated basis during the periods covered thereby;

(m) to the knowledge of the Vendors there are no material liabilities (absolute, accrued, contingent or otherwise) of the Corporation or any of its subsidiaries of any kind whatsoever other than as disclosed in the Financial Statements;

(n) all material financial transactions of the Corporation and its subsidiaries have been recorded in the financial books and records of the Corporation in accordance with good business practices, and such financial books and records accurately reflect the basis for the financial condition and the revenues, expenses and results of operations of the Corporation and its subsidiaries shown in the Financial Statements;

(o) there has been no material adverse change in the business affairs, operations or prospects (financial or otherwise) of the Corporation or Nazca S.A. since December 31, 1997; and

(p) none of the Vendors nor any associates thereof are a party to, or are aware of, any agreement, commitment or understanding with respect to the exercise of any voting rights attaching to any securities of the Corporation or subsidiary thereof or any voting trust agreement or other agreement relating to securities of the Corporation or subsidiary thereof;

(q) Nazca S.A. is a wholly-owned subsidiary of the Corporation, with the exception of 100 shares held by Frits Reidel as resident shareholder, and no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, acquisition or transfer from the Corporation of any shares of Nazca S.A. or any interest therein or right thereto;

(r) Neither the Corporation nor Nazca S.A. is indebted to, or has any contractual relationship, including any consulting or contracting agreement with, any of the Vendors or any person or company affiliated with the Vendors or with whom any of the Vendors does not deal at arms' length and the Vendors have no interest, direct or indirect, and no company or person with whom the Vendors do not deal at arm's length have any interest, direct or indirect in the Corporation or Nazca S.A. other than in the Purchased Securities to be transferred hereunder;

(s) Nazca S.A. has applied for or has been granted exploration concessions for the areas more particularly known described as Pampa Union, Pampa Caya, Pampa Redonda, Pampa Lina, Pampa Llallqui, Salar de Veronica, Lequema and Quebrada del Leon (collectively the "Original Concessions") all of which applications are pending, with the exception of Pampa Union and Pampa Caya which have been granted and all such exploration concessions

      (applications or grants) are in good standing and are legally and beneficially held by Nazca S.A.;

(t) The Original Concessions have potential wellfield capacities, measured in litres per second (l/s) as follows:

                     NAME OF GRANT     LITRES PER SECOND
                     -------------     -----------------

                     Pampa Union             100 l/s

                     Pampa Caya              100 l/s

                     Pampa Redondo           60 l/s

                     Pampa Lina              100 l/s

                     Pampa Llallqui          100 l/s

                     Salar de Veronica       60 l/s

                     Lequerna                500 l/s

                     Quebrada del Leon       500 l/s

(u) within 30 days of the Closing Date the Purchaser and the Vendors shall enter into a pooling agreement (the "Pooling Agreement") in a form satisfactory to the Purchaser pursuant to which all of the shares of the Purchaser acquired by the Vendors under the Collateral Agreement, or otherwise acquired together with all of the shares of the Purchaser owned by MFC Bancorp Ltd. and its subsidiaries will be pooled on terms as follows:

           (i) all shares of the Purchaser ("Ichor Shares") issued as Residual Payments under Section 3.2 hereof shall be deposited to the pool and be governed by the Pooling Agreement as and when same are issued;

           (ii) for a period of three years from the Effective Date (the "Restricted Period"), the parties to the Pooling Agreement will be restricted from selling the Ichor Shares subject thereto other than on terms agreed upon by those parties to the Pooling Agreement holding a majority of the shares in the pool;

           (iii) any sales made during the Restricted Period will be made pro rata to the holdings of each party to the Pooling Agreement unless otherwise agreed in writing by all of the parties thereto, provided that any party to the Pooling Agreement may elect not to participate in any particular sale of Ichor Shares; and

           (iv) at the end of the Restricted Period the Pooling Agreement shall be terminated and the parties thereto shall receive all shares that remain subject to the Pooling

           Agreement as at the date of termination, free from all restrictions set out in the Pooling Agreement.

(v) within 30 days of the Closing Date, the Vendors shall each enter into non-competition agreement on terms satisfactory to the Purchaser pursuant to which each of the Vendors shall agree not to compete with the business of the Corporation or Nazca S.A. for a period of two years in Chile or for such other period of time and in respect of such other geographical area as the Purchaser may reasonably require; and

(w) within 30 days of the Closing Date John Houston and Frits Reidel shall each enter into an employment agreement with the Corporation or Nazca S.A. on terms satisfactory to the Purchaser.


3.    COVENANTS, REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1. The Purchaser covenants, represents and warrants as follows and hereby acknowledges and confirms that the Vendors are relying upon such covenants, representations and warranties in connection with the sale by them of the Purchased Securities:

(a) the Purchaser has all necessary power and authority to execute and deliver this offer, to purchase the Purchased Securities pursuant to the provisions hereof and to perform its obligations hereunder; and

(b) this offer has been duly executed and delivered by and on behalf of the Purchaser and this Agreement will constitute a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

3.2 The Purchaser covenants and agrees to pay and deliver to the Vendors, or their successors assigns, pro rata to their respective shareholdings in the Corporation as at the Closing Date, residual payments as set out below:

(a) $200,000 in respect of each of the Original Concessions, payable by delivery of Ichor Shares each having a deemed value equal to the lesser of $1.75 per share and the closing sale price of the Ichor Shares as traded on or through the market or stock exchange on which the majority of the Ichor Shares traded over the thirty-day period immediately preceding the payment date provided that:

           (i) if the Ichor Shares do not trade through a stock exchange or market regularly published in a reputable newspaper or a business or financial publication of general and regular paid circulation over such period, the attributed value to the Ichor Shares shall be the book value per share determined in accordance with GAAP based upon the Purchaser's most recent available audited financial statements; and

           (ii) the deemed value of the Ichor Shares shall be not less than One ($1.00) Dollar;

(b) for each One ($1.00) Dollar of net after tax income earned by the Purchaser, determined in accordance with GAAP, from any of the Original Concessions which is developed and operated, or sold by, Nazca S.A., one Ichor Share to a maximum of 1,500,000 Ichor Shares. Ichor Shares to be delivered pursuant hereto shall be delivered on an annual basis within sixty days of the Purchaser's year end in respect of net after tax income earned by the Purchaser in the prior fiscal year.

      (collectively the "Residual Payments")

Each Residual Payment required under Section 3.2(a) shall be made within 10 days following approval by the Direccion General de Agua (the "DGA") or such other regulatory authority having jurisdiction approving the access and removal of water from the applicable site (the "Water Rights") in a volume equal to or greater than the volume specified in subsection 2.1(t) hereof. If the delivery of the Ichor Shares required in respect of any payment under subsection 3.2(a) requires shareholder approval and such shareholder approval has not been obtained at the time when such Residual Payment becomes due, the Purchaser may make such Residual Payment by delivery of the sum of $200,000 in lieu of Ichor Shares. If any Residual Payment due under subjection 3.2(b) requires shareholder approval and such shareholder approval has not been obtained at the time that such Residual Payment becomes due, such payment shall be delayed until the date that is 10 days following the Purchaser's next annual general meeting, or special meeting, as the case may be (the "Shareholders' Meeting"). At such Shareholders' Meeting, the Purchaser shall seek shareholder approval to the Residual Payment required to be made under subsection 3.2(b) hereof and the Vendors each covenant and agree to vote any shares owned or controlled by them in favour of such approval. If, following such Shareholders' Meeting the Vendors have all voted in favour of the Residual Payment and such shareholder approval has not been obtained, the Purchaser shall deliver an equivalent payment to the Vendors equal to the value of the Ichor Shares that would have been delivered had shareholder approval been obtained. The value of such Ichor Shares shall be determined in accordance with the procedure set out in subsection 3.2(a) hereof, provided that subsection 3.2(a)(ii) shall not apply.

3.3 The Purchaser covenants and agrees to grant to the Vendors the right to participate, pro rata as to their interests in the Purchaser, in any non-public future subscriptions for Ichor Shares offered to MFC Bancorp Ltd. or any subsidiary or affiliate thereof, for period of three years following the Effective Date.

3.4 In lieu of making a Residual Payment specified in subsection 3.2(a) hereof, the Purchaser may, at its option, cause Nazca S.A. to offer the Original Concession, in respect of which such Residual Payment would otherwise be required, to the Vendors whereupon the Vendors shall have the option of purchasing such Original Concession for One ($1.00) Dollar, such Original Concession to be transferred to the Vendors, following such purchase, pro rata to their shareholdings of the Corporation as at the Closing Date.

3.5 The Purchaser covenants and agrees to provide short term funding by way of equity contributions to the Corporation for general working capital purposes in the amount of $300,000, payable as to $50,000 per month commencing in the first month following the Closing date until fully funded.

4.    CLOSING PROCEDURE

4.1. The closing of the purchase and sale of the Purchased Securities shall take place on October 20, 1998, at the offices of the Purchaser or at such other time or place as may be mutually agreed upon. The date of the closing of the purchase and sale of the Purchased Securities is referred to herein as the "Closing Date" and the time of closing on such date is referred to herein as the "Time of Closing".

4.2. At the Time of Closing on the Closing Date, the Vendors agree to deliver to the Purchaser an executed copy of this Agreement together with the following:

(a) written resignations and releases of claims against the Corporation from all of the directors of the Corporation;

(b) definitive certificates representing the Purchased Securities duly endorsed for transfer to the Purchaser, or as the Purchaser may in writing direct, together with evidence that all required formalities have been observed; and

(c) copies of documentation authorizing execution of this Agreement, and any of the documents required to complete the transactions contemplated hereby.

      At the Time of Closing on the Closing Date, the Purchaser agrees to deliver to the Vendors an executed copy of this Agreement. Contemporaneously with the closing of the purchase and sale of the Purchased Securities, the certificates representing the Purchased Securities delivered by the Vendors as aforesaid shall be tendered to the Corporation and the parties shall arrange for the immediate delivery to the Purchaser of definitive certificates representing the Purchased Securities duly issued and registered in the name of the Purchaser or as it may in writing direct.


5.    CONDITIONS OF CLOSING

5.1. The obligation of the Purchaser to purchase the Purchased Securities shall be subject to the following conditions for the exclusive benefit of the Purchaser to be fulfilled, waived, and/or performed at or prior to the Time of Closing on the Closing Date:

(a) no action or proceeding shall be pending or threatened by any person, company, firm, governmental authority, securities commission, regulatory body or agency to enjoin or prohibit the purchase and sale of the Purchased Securities contemplated hereby or the right of the Purchaser to own the Purchased Securities or to suspend or stop trading in securities of the Corporation;

(b) the covenants, representations and warranties of the Vendors contained in Article 2 hereof shall be true and correct on and as of the date of the acceptance of this offer by the Vendors and shall also be true and correct on and as of the Closing Date with the same force and effect as though such covenants, representations and warranties had been made on and as of such date;

(c) the Vendors shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by it;

(d) without the Purchaser's prior written consent, since the date hereof, the Corporation shall not have taken any act, entered into or become a party to or subject to any agreement or transaction or incurred or become liable for any obligation except in the ordinary course of business, and no such act, agreement, transaction, liability or obligation in the ordinary course of business shall result in, or shall upon the completion thereof result in, a material change in the assets, liabilities, business, affairs, operations, prospects (financial or otherwise) or capital of the Corporation;

(e) since the date hereof, the Corporation shall not have redeemed, purchased or otherwise acquired any of its outstanding shares or authorized or agreed to any such redemption, purchase or acquisition or declared or paid any dividends or authorized or made any distributions or agreed to do so on or in respect of its outstanding securities;

(f) since the date hereof, the Corporation shall not have reserved, set aside, allotted, issued or agreed to reserve, set aside, allot or issue, conditionally or otherwise, any shares or any securities, rights or warrants having the right or option to acquire, directly or indirectly, through purchase, conversion, exchange or otherwise, any shares; and

(g) the Purchaser shall have received all required regulatory approvals including acceptance by Nasdaq for filing of notices relating to the transactions contemplated by this Agreement;

      In case any of the foregoing conditions has not been fulfilled, waived and/or performed at or before the Time of Closing to the satisfaction of the Purchaser, the Purchaser may rescind this Agreement by notice to the Vendors and in such event the parties hereto shall be released from all obligations hereunder; provided that any of such conditions may be waived in whole or in part by the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions.

5.2 The obligation of the Vendors to complete the sale of the Purchased Securities to the Purchaser on the Closing Date is subject to the completion of the transactions contemplated by an agreement dated for reference October 17, 1998 among the Vendors, Drummond Financial Corporation ("Drummond") and Logan International Corp ("Logan") (the "Collateral Agreement").

6.    COVENANTS OF THE VENDORS

6.1. The Vendors agree to cause the Corporation and the Corporation agrees to fulfill and\or perform all of the conditions referred to in subsections 5.1(d), 5.1(e) and 5.1(f) prior to the Time of Closing.

6.2. The Vendors covenant and agree that, between the date hereof and the Time of Closing, they will not take any step or act with respect to or in furtherance of the sale of the Purchased Securities or any portion thereof to any person, firm or corporation other than the Purchaser and, without limiting the generality of the foregoing, will not negotiate with, solicit any offer from, or have any discussions with, any other person, firm or corporation with a view to such a sale.


7.    COSTS AND EXPENSES

7.1. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.


8.    ENTIRE AGREEMENT

8.1. The agreement resulting from acceptance of this offer shall constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and shall supersede any prior agreement, representation or understanding with respect thereto.


9.    TIME OF THE ESSENCE

9.1.  Time shall be of the essence hereof.


10.   SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

10.1. The respective covenants, representations and warranties of the parties contained herein shall survive the closing of the purchase and sale of the Purchased Securities herein provided for, and, notwithstanding such closing, or any investigation made by or on behalf of any party, shall continue in full force and effect for the benefit of the party to whom the covenant, representation or warranty was made.

11.   NOTICES

11.1. Any notice, direction or other instrument required or permitted to be given to any party hereto shall be in writing and may be given by delivering or sending by facsimile the same to the Vendors at:

      c/o  Maarten Reidel
      Dresden Papier AG
      Piraner Strasse 31-33
      Heidenau D-01809
      Germany


      Facsimile No.:  49-3529-518-204

and to the Purchaser at:

      Ichor Corporation
      c/o Suite 1250, 400 Burrard Street
      Vancouver, British Columbia
      V6C 3A6

      Attention: President

      Facsimile No.: (604) 683 3205

11.2. Any such notice, direction or other instrument shall be deemed to have been given or made on the date on which it was delivered or sent by facsimile (or, if such day is not a business day, on the next following business day).


12.   GOVERNING LAW

12.1. This Agreement shall be constructed and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the state of Delaware and the applicable federal laws of the United States, and the parties hereto irrevocably attorn to the exclusive jurisdiction of the courts of the United States.


13.   CONFIDENTIALITY

13.1. This Agreement shall be kept confidential by the parties hereto and no public announcement or press release concerning this Agreement shall be made by either party without the consent of the other party, except as may be required by law or applicable securities rules, regulations or policies.

14.   SUCCESSORS AND ASSIGNS

14.1. No party may assign any of its rights or obligations hereunder to any other person, firm or corporation without the prior written consent of the other parties hereto, except that the Purchaser may assign this Agreement and its rights hereunder in whole or in part to one or more corporations all of the shares of which are beneficially owned by the Purchaser or any of its affiliates.

14.2. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.


15.   FURTHER ASSURANCES

15.1. The parties will, from time to time, from the date of this Agreement, at the request of the other party, execute and deliver all such other and additional instruments and other documents essential to and do all such other acts and things as may be reasonably necessary or convenient to more fully carry out the intent and purposes of the terms of this Agreement.


16.   EFFECTIVE DATE

16.1 Notwithstanding the date of execution hereof or the completion of the transactions contemplated hereby, this Agreement shall, upon completion, be effective as of October 20, 1998.


17.   ACCEPTANCE OF OFFER

17.1. This offer is open for acceptance by the Vendors in the manner indicated below until, but not after, 11:59 o'clock p.m. (Vancouver time) on October 20, 1998, and if not accepted on or before such time on such date shall be null and void. This offer may be accepted only by the Vendors signing and returning the accompanying duplicate of this offer or a counterpart hereof to the Purchaser or an officer of the Purchaser or by sending by facsimile to the Purchaser, in the manner provided in section 11.1, a copy of a signed counterpart hereof at or before the said time. Upon acceptance of this offer by the Vendors as aforesaid, this offer shall become an agreement of purchase and sale between the Vendors and the Purchaser in accordance with its terms.

Yours very truly,

ICHOR CORPORATION

By:         /s/ Roy Zanatta
         -------------------------

Name:       ROY ZANATTA
         -------------------------

Title:      SECRETARY
         -------------------------

The foregoing offer is hereby accepted and agreed to by the undersigned on
this        day of  October, 1998.
     ------

SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )             /s/ John Houston
Signature                            )          -------------------------
                                     )          John Houston
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )


SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Frits Reidel
Signature                            )          -------------------------
                                     )          Frits Reidel
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )


SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Mark Anderson
Signature                            )          -------------------------
                                     )          Mark Anderson
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )

SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Rod Cameron
Signature                            )          -------------------------
                                     )          Rod Cameron
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )


SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Maarten Reidel
Signature                            )          -------------------------
                                     )          Maarten Reidel
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )


SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Geoff Beale
Signature                            )          -------------------------
                                     )          Geoff Beale
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )

SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Jonathan Wyatt
Signature                            )          -------------------------
                                     )          Jonathan Wyatt
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )


SIGNED, SEALED & DELIVERED           )
In the presence of:                  )
                                     )
-------------------------            )              /s/ Jerry Rowe
Signature                            )          -------------------------
                                     )          Jerry Rowe
-------------------------            )
Address                              )
                                     )
-------------------------            )
Occupation                           )

                                 SCHEDULE "A"

                                 Shareholders
                                 ------------

1.    John Houston
      4 Thomas Court Londgden Coleham
      Shrewsbury, Shropshire, England

2.    Maarten Reidel
      Piraner Strasse 31-33
      Heidenau, Germany

3.    Frits Reidel
      El Refugio 18500, Parcela 46
      Santiago, Chile

4.    Geoff Beale
      22 Kenwood Gardens
      Shrewsbury, Shropshire, England

5.    Mark Anderson
      6 Severn Bank
      Shrewsbury, Shropshire, England

6.    Rod Cameron
      The Warren, Warren Street
      New Lenham, Kent, England

7.    Jonathan Wyatt
      Rose Villa Broughhall
      Whitechurch, Shropshire, England

8.    Jerry Rowe
      5556 Colorow Drive
      Morrison, Colorado, U.S.A.

                                 SCHEDULE "B"

       OUTSTANDING CAPITAL OF NAZCA HOLDINGS LTD. AS AT OCTOBER 20, 1998



                                 Authorized                    Number of
   Description                     Shares                 Shares Outstanding
   -----------                   ----------               ------------------

   Common Shares           2,000,000 shares (U.S.)             1,101,065
   having a value of
   $1.00 (U.S.) per
   share


                           BREAKDOWN OF SHAREHOLDINGS

   Shareholder                                Number of Shares
   -----------                                ----------------


   John Houston                               337,357

   Maarten Reidel                             485,559

   Frits Reidel                               130,625

   Geoff Beale                                40,114

   Mark Anderson                              40,114

   Rod Cameron                                29,750

   Jonathan Wyatt                             21,857

   Jerry Rowe                                 15,689
                                              ------

                                           1,101,065